AMENDED AND RESTATED MANAGEMENT CONSULTING AGREEMENT


         THIS AMENDED AND RESTATED MANAGEMENT CONSULTING AGREEMENT (this "Agreement"), is executed as of ______, 1996, by and among TJC MANAGEMENT CORPORATION, a Delaware corporation (the "Consultant"), AMERIKING, INC., a Delaware corporation (the "Parent") and National Restaurant Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Subsidiary").

                             W I T N E S S E T H:
                             - - - - - - - - - -

         WHEREAS, the Consultant, Parent and the Subsidiary are parties to a management consulting agreement, dated September 1, 1994 (as amended by amendment no. 1 thereto on February 7, 1996, the "Prior Consulting Agreement");

         WHEREAS, the Consultant, Parent and the Subsidiary desire to terminate the Prior Consulting Agreement in its entirety simultaneously with execution of this Agreement;

         WHEREAS, the Consultant continues to have and/or have access to personnel who are highly skilled in the field of rendering advice to businesses and financial advice;

         WHEREAS, the Board of Directors of each of Parent and the Subsidiary have been made fully aware of the relationships of certain of their members to the Consultant;

         WHEREAS, the disinterested members of the Board of Directors of each of Parent and the Subsidiary have reviewed in detail and discussed the terms and provisions of this Agreement, its fairness and whether a more favorable agreement could be obtained from unaffiliated third parties; and

         WHEREAS, on the basis of their review of this Agreement, the disinterested members of the Board of Directors of each of Parent and the Subsidiary have deemed this Agreement advisable and in the best interests of Parent, the Subsidiary, and all of their respective present and future direct or indirect subsidiaries (together with Parent and the Subsidiary, the "AmeriKing Entities") and necessary to the conduct, promotion and attainment of the business objectives of the AmeriKing Entities.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:





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         1. Parent hereby retains the Consultant, through the Consultant's own personnel or through personnel available to the Consultant, to render consulting services from time to time to the AmeriKing Entities in connection with their financial and business affairs, their relationships with their lenders, stockholders and other third-party associates or affiliates, and the expansion of their businesses. The term of this Agreement shall commence the date hereof and continue until December 31, 2006, unless extended or sooner terminated as provided in paragraph 3 below. The Consultant's personnel shall be reasonably available to Parent's managers, auditors and other personnel for consultation and advice, subject to Consultant's reasonable convenience and scheduling. Services may be rendered at the Consultant's offices or at such other locations selected by the Consultant as Parent and the Consultant shall from time to time agree.

         2. (a) Parent shall pay the Consultant a management fee equal to three hundred thousand dollars ($300,000) on a per annum basis. Parent shall pay the Consultant such management fee in quarterly installments on each of March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 1996; provided, that such fee payable on September 30, 1996 shall be pro rated to reflect the actual number of days that this Agreement was in effect during such quarterly period.

         (b) In addition to the above quarterly payments, Parent shall pay to the Consultant:

                  (i) an investment banking and sponsorship fee of up to one percent (1.0%) of the aggregate consideration paid (including non-competition, earnout, contingent purchase price, incentive arrangements and similar payments) (such amounts being collectively referred to herein as the "Transaction Value") by an AmeriKing Entity in connection with the acquisition by an AmeriKing Entity or to an AmeriKing Entity in connection with the sale by an AmeriKing Entity of all or substantially all of the outstanding capital stock, warrants, options or other rights to acquire or sell capital stock, or all or substantially all of the business or assets of another individual, corporation, partnership or other business entity (a "Transaction"), including, but not limited to, any Transaction negotiated for an AmeriKing Entity involving any affiliate of an AmeriKing Entity or the Consultant, including, but not limited to, any Transaction involving The Jordan Company, MCIT PLC, Jordan/Zalaznick Capital Company, Jordan Industries, Inc. or any direct or indirect affiliates of any of the foregoing (collectively, the "Jordan Affiliates"); provided, that, the Transaction Value is greater than five million dollars ($5,000,000); and

                  (ii) a financial consulting fee not to exceed one-half of one percent (.05%) of the amount obtained or made available pursuant to any debt, equity or other financing (including without limitation, any refinancing) by an AmeriKing Entity with the assistance of Consultant, including, but not limited to, any financing obtained for an AmeriKing Entity from one or more of the Jordan Affiliates. Notwithstanding the foregoing, if the Consultant renders services to an AmeriKing Entity outside the ordinary course of business, Parent shall pay an additional amount equal to the value of such extraordinary services rendered by the Consultant.

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         3. As recognition of the services rendered by the Consultant in connection with the evaluation, negotiation and closing of the Offerings, the Michigan Acquisition, and the New Credit Facility (as each term is defined in the Parent's Registration Statement on Form S-1 (File No. 333-04261)), the Company shall pay the Consultant a total fee of $1,000,000 in lieu of the fees set forth in Section 1(b) hereof.

         4. Parent shall reimburse Consultant for out-of-pocket expenses (including, without limitation, an allocable amount of the Consultant's overhead expenses, as determined by the Consultant in its sole discretion) incurred by the Consultant and its personnel in performing services hereunder to an AmeriKing Entity upon the Consultant's rendering of a statement therefor, together with supporting data as Parent shall reasonably require.

         5. Notwithstanding the foregoing, Parent shall not be required to pay the fees under Section 2, (a) if and to the extent expressly prohibited by the provisions of any credit, stock, financing or other agreements or instruments binding upon Parent, its subsidiaries or properties, (b) if Parent has not paid interest on any interest payment date or has postponed or not made any principal payments with respect to any of their indebtedness on any scheduled payment dates, or (c) if Parent has not paid dividends on any dividend payment date as set forth in its certificate of incorporation or as declared by its Board of Directors, or has postponed or not made any redemptions on any redemption date as set forth in its certificate of incorporation or any certificate of designation with respect to its preferred stock, if any. Any payments otherwise owed hereunder, which are not made for any of the above-mentioned reasons, shall not be cancelled but rather shall accrue, and shall be payable by Parent promptly when, and to the extent, that Parent is no longer prohibited from making such payments and when Parent has become current with respect to such principal or interest payments, has become current with respect to such dividends and has made such redemptions with respect to such preferred stock, if any. Any payments required hereunder which are not paid when due shall bear interest at the rate of ten percent (10%) per annum. This
Section 4 will not, in any event, restrict or limit Parent's or an AmeriKing Entity's obligations, as the case may be, under Section 3, 8 and 9, which will be absolute and not subject to set-off.

         6. This Agreement shall be automatically renewed for successive one-year terms starting December 31, 2006 unless either party hereto, within sixty (60) days prior to the scheduled renewal date, notifies the other party as to its election to terminate this Agreement. Notwithstanding the foregoing, this Agreement may be terminated by not less than ninety (90) days' prior written notice from Parent to the Consultant at any time after (i) substantially all of the assets of Parent are sold to any entity unaffiliated with the Consultant and/or a majority of Parent's stockholders immediately prior to such sale or (ii) Parent is merged or consolidated into another entity unaffiliated with the Consultant and/or a majority of Parent's stockholders immediately prior to such merger and Parent is not the survivor of such transaction.

         7. The Consultant shall have no liability to an AmeriKing Entity on account of (i) any advice which it renders to such AmeriKing Entity, provided the Consultant believed in

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good faith that such advice was useful or beneficial to the AmeriKing Entity at the time it was rendered, (ii) the Consultant's inability to obtain financing or achieve other results desired by an AmeriKing Entity or Consultant's failure to render services to an AmeriKing Entity at any particular time or from time to time or (iii) the failure of any transaction to meet the financial, operating or other expectations of an AmeriKing Entity. The sole remedy for any claim under this Agreement by an AmeriKing Entity shall be termination of this Agreement.

         8. Notwithstanding anything contained in this Agreement to the contrary, the AmeriKing Entities agree and acknowledge that the Consultant, the Jordan Affiliates and their shareholders, employees, directors and affiliates intend to engage and participate in acquisitions and business transactions outside of the scope of the relationship created by this Agreement and neither the Consultant, any of the Jordan Affiliates nor any of their shareholders, employees, directors or affiliates shall be under any obligation whatsoever to make such acquisitions, business transactions or other opportunities through an AmeriKing Entity or offer such acquisitions, business transactions or other opportunities to an AmeriKing Entity.

         9. The AmeriKing Entities will, to the fullest extent permitted by applicable law, indemnify and hold harmless the Consultant, its affiliates and associates, each of the Jordan Affiliates, and each of the respective owners, partners, officers, directors, employees and agents of each of the foregoing, from and against any loss, liability, damage, claim or expenses (including the fees and expenses of counsel) arising as a result or in connection with this Agreement, the Consultant's services hereunder or other activities on behalf of an AmeriKing Entity.

         10. Any payments paid by Parent under this Agreement shall not be subject to set-off and shall be increased by the amount, if any, of any taxes (other than income taxes) or other governmental charges levied in respect of such payments, so that the Consultant is made whole for such taxes or charges.

         11. a. This Agreement sets forth the entire understanding of the parties with respect to the Consultant's rendering of services to the AmeriKing Entities and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof, including without limitation, the Prior Consulting Agreement (except for Section 9 thereof). This Agreement may not be modified, waived, terminated or amended except expressly by an instrument in writing signed by the Consultant and Parent.

                  b. This Agreement may be assigned by either party hereto without the consent of the other party, provided, however, such assignment shall not relieve such party from its obligations hereunder. Any assignment of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.


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                  c. In the event that any provision of this Agreement shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

                  d. Except as otherwise specifically provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such party may hereinafter specify by written notice to the other party.

                  e. Subsidiary will be jointly and severally liable and obligated hereunder with respect to each obligation, responsibility and liability of Parent, as if a direct obligation of the Subsidiary.

                  f. No waiver by either party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

                  g. The Consultant and its personnel shall, for purposes of this Agreement, be independent contractors with respect to each AmeriKing Entity.

                  h. This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of New York.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       TJC MANAGEMENT CORPORATION


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:


                                       AMERIKING, INC.


                                       By:
                                          -----------------------------------
                                          Name:  Lawrence E. Jaro
                                          Title:  Chairman of the Board and
                                                   Chief Executive Officer


                                       NATIONAL RESTAURANT
                                         ENTERPRISES, INC.


                                       By:
                                          -----------------------------------
                                          Name:  Lawrence E. Jaro
                                          Title:  Chairman of the Board and
                                                   Chief Executive Officer


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